Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Second-Quarter Financial Results

CHESTERFIELD, MO, August 1, 2013 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the second quarter of 2013.

Net sales for the quarter were $15.4 million, an 8.1 percent decrease from the second quarter last year. Net U.S. sales totaled $11.8 million, down from second-quarter 2012 net sales of $12.9 million. Net sales outside of the United States declined 6.3 percent in the second quarter of 2013 compared to the prior-year quarter as net sales declined by 46.5 percent in Asia, offset by sales increases of 12.6 percent in Europe and 9.2 percent in Australia/New Zealand.

The net loss for the second quarter of 2013 was ($214,000) or ($0.02) per diluted share, compared to net income of $103,000 or $0.01 per diluted share in the 2012 second quarter.

Net sales in Europe increased to $1.96 million in the second quarter of 2013 compared to $1.74 in the prior-year second quarter. “Europe continues to lead all overseas areas in growth as Reliv added France as our 16th market in May,” said Robert L. Montgomery, chairman and chief executive officer of Reliv. “We anticipate continued growth and are investing in our leadership and resources in Europe.”

Australia/New Zealand increased net sales to $524,000 in the second quarter of 2013 compared to $480,000 in the same quarter in 2012. “We introduced a new pricing structure and a preferred customer program in this region in an effort to spur growth,” Montgomery said. “We implemented similar initiatives in Asia, including new leadership in senior management positions, and I believe these initiatives will lead to a positive turnaround in these markets as well.”

Overall, the reduction in profitability is due to the decline in worldwide sales. Selling, general and administrative expenses increased in 2013 due to a long-term performance-based compensation agreement with Reliv’s European managers that began accruing in the fourth quarter of 2012. Reliv recorded expense of $156,000 in the current quarter and $201,000 for the year-to-date related to the agreement. In addition, unfavorable foreign currency exchange rate fluctuations totaled $68,000 in the quarter due to a strengthening U.S. dollar.

In July 2013, Reliv entered into a license agreement with Soy Labs, LLC to secure exclusive rights to certain intellectual property related to lunasin, a dietary ingredient that promotes optimal health at the epigenetic level. The license covers an issued patent and several patent applications related to lunasin and soy-related peptides, proprietary information, and manufacturing processes of Soy Labs, LLC.

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“Part of our long-term sales and marketing strategy worldwide is to position Reliv to benefit from the growing popularity of epigenetics,” Montgomery said. “The science of epigenetics is now hitting mainstream media and we believe nutritional epigenetics will soon follow. Our license of the intellectual property related to the commercialization of lunasin positions Reliv as industry leader in this emerging field of study.”

“Our LunaRich product line, which optimizes lunasin levels, has energized our distributor force and shown significant potential for sales growth,” he added. “Reliv Now® with LunaRich has become our top seller, comprising 18.4 percent of net sales in the United States in the second quarter 2013, while LunaRich X™, launched in January 2013, accounted for 8.5 percent of second quarter 2013 net sales in the United States. For the first time Reliv now controls an ingredient in its entirety, from the proprietary extraction process to the patented mechanisms of action within the body. I believe this places Reliv in a unique position in the industry and provides an opportunity for growth.”

Net sales for the first six months of 2013 were $34.3 million, which represents a 6.1 percent decrease from the same period in 2012. Reliv’s international net sales declined 6.0 percent in the first half of 2013 compared with the first half of last year. In the United States, net sales declined 6.2 percent.

Reliv reported a net loss of ($19,000), or ($0.00) per diluted share in the first six months of 2013, compared to net income of $635,000 or $0.05 per diluted share in the same period of 2012.

Reliv’s total distributor count was 53,390 as of June 30, 2013 – a decrease of 9.9 percent from the same date in 2012 – of which 5,910 are Master Affiliate level and above. The number of Master Affiliates decreased by 7.9 percent compared to the year ago total. Master Affiliate is the level at which distributors are eligible to earn generation royalties.

Reliv had cash and cash equivalents of $4.26 million as of June 30, 2013, a decrease of $1.25 million over the same date last year.

About Reliv International, Inc.
Reliv International, Inc., based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition along with premium skincare products. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women's health, anti-aging and healthy energy. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, the peptide behind many of soy’s health benefits. The company sells its products through an international network marketing system of independent distributors in 16 countries. Learn more about Reliv at www.reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, www.reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

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Reliv International, Inc. and Subsidiaries
ADD TWO

Condensed Consolidated Balance Sheets
	June 30	December 31
	2013	2012
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$4,255,963	$5,801,042
Accounts receivable, less allowances of
$32,000 in 2013 and $35,700 in 2012	172,899	247,087
Accounts and notes due from employees and distributors	141,372	109,346
Inventories	5,582,010	5,262,916
Other current assets	1,770,872	1,070,301

Total current assets	11,923,116	12,490,692

Other assets	4,450,630	4,212,442
Intangible assets, net	1,366,630	1,443,635
Net property, plant and equipment	6,875,143	7,111,772

Total Assets	$24,615,519	$25,258,541

Liabilities and Stockholders' Equity

Total current liabilities	$6,363,528	$6,614,631
Long-term debt, less current maturities	2,194,129	2,401,312
Other non-current liabilities	796,162	660,728
Stockholders' equity	15,261,700	15,581,870

Total Liabilities and Stockholders' Equity	$24,615,519	$25,258,541

Consolidated Statements of Operations
	Three months ended June 30		Six months ended June 30
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$14,165,463	$14,894,640	$31,054,921	$32,509,480
Handling & freight income	1,259,945	1,886,064	3,227,751	4,014,868

Net Sales	15,425,408	16,780,704	34,282,672	36,524,348

Costs and expenses:
Cost of products sold	3,057,940	3,220,860	6,961,798	7,121,441
Distributor royalties and commissions	5,617,245	6,319,613	12,620,448	13,774,773
Selling, general and administrative	6,972,599	7,021,658	14,488,088	14,495,904

Total Costs and Expenses	15,647,784	16,562,131	34,070,334	35,392,118

Income (loss) from operations	(222,376)	218,573	212,338	1,132,230

Other income (expense):
Interest income	38,668	40,863	75,832	50,177
Interest expense	(18,493)	(31,295)	(35,995)	(62,214)
Other income (expense)	(64,544)	(38,564)	(91,119)	(61,232)

Income (loss) before income taxes	(266,745)	189,577	161,056	1,058,961
Provision (benefit) for income taxes	(53,000)	87,000	180,000	424,000

Net Income (loss)	($213,745)	$102,577	($18,944)	$634,961

Earnings (loss) per common share - Basic	($0.02)	$0.01	($0.00)	$0.05
Weighted average shares	12,616,000	12,507,000	12,617,000	12,499,000

Earnings (loss) per common share - Diluted	($0.02)	$0.01	($0.00)	$0.05
Weighted average shares	12,708,000	12,678,000	12,707,000	12,658,000

Cash dividends declared per common share	$0.02	$0.02	$0.02	$0.02

Reliv International, Inc. and Subsidiaries
ADD THREE

Net sales by Market
(in thousands)
	Three months ended June 30,				Change From
	2013		2012		Prior Year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$11,828	76.7%	$12,943	77.1%	$(1,115)	-8.6%
Australia/New Zealand	524	3.4%	480	2.9%	44	9.2%
Canada	372	2.4%	439	2.6%	(67)	-15.3%
Mexico	256	1.7%	271	1.6%	(15)	-5.5%
Europe	1,960	12.7%	1,741	10.4%	219	12.6%
Asia	485	3.1%	907	5.4%	(422)	-46.5%

Consolidated total	$15,425	100.0%	$16,781	100.0%	$(1,356)	-8.1%

Net sales by Market
(in thousands)
	Six months ended June 30,				Change From
	2013		2012		Prior Year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$26,938	78.6%	$28,713	78.6%	$(1,775)	-6.2%
Australia/New Zealand	973	2.8%	1,020	2.8%	(47)	-4.6%
Canada	926	2.7%	989	2.7%	(63)	-6.4%
Mexico	534	1.6%	558	1.6%	(24)	-4.3%
Europe	3,979	11.6%	3,335	9.1%	644	19.3%
Asia	933	2.7%	1,909	5.2%	(976)	-51.1%

Consolidated total	$34,283	100.0%	$36,524	100.0%	$(2,241)	-6.1%

The following table sets forth, as of June 30, 2013 and 2012, the number of our active distributors and Master Affiliates and above.
The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization.

Active Distributors and Master Affiliates and above by Market

	As of 6/30/2013		As of 6/30/2012		Change in %
	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above

United States	38,860	4,180	42,080	4,790	-7.7%	-12.7%
Australia/New Zealand	1,570	200	1,940	130	-19.1%	53.8%
Canada	1,260	180	1,320	200	-4.5%	-10.0%
Mexico	1,150	130	1,800	150	-36.1%	-13.3%
Europe	6,490	780	6,020	600	7.8%	30.0%
Asia	4,060	440	6,070	550	-33.1%	-20.0%

Consolidated total	53,390	5,910	59,230	6,420	-9.9%	-7.9%

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